Exhibit 4.1

DESCRIPTION OF COMMON STOCK OF AVITA MEDICAL, INC.

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following information is a summary of information concerning the common stock, par value $0.0001 per share (the “Common Stock”), of AVITA Medical, Inc. and does not purport to be complete. This summary is subject to the General Corporation Law of the State of Delaware (the “DGCL”) and the Company’s certificate of incorporation, as amended (the “Certificate”) and Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to this Annual Report on Form 10-K of which this Exhibit 4.1 is a part.

General

The Certificate authorizes the issuance of up to 200,000,000 shares of common stock, $0.0001 par value per share. Our authorized but unissued shares of Common Stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. The Company’s stockholders do not have cumulative voting rights in the election of directors. Accordingly, in an uncontested election, holders of a majority of the voting shares are able to elect all of the directors.

Dividends

Holders of the Company’s common stock are entitled to receive dividends, if any, as may be declared from time to time by the Company’s board of directors out of legally available funds. Dividends may be paid in cash, in property or in shares of common stock. Declaration and payment of any dividend will be subject to the discretion of the board of directors. The time and amount of dividends will be dependent upon the Company’s financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs, restrictions in the Company’s debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors the Board may consider relevant.

Liquidation

In the event of the Company’s liquidation, dissolution or winding up, holders of the Company’s common stock are entitled to share rateably in the net assets legally available for distribution to stockholders after the payment of all of the Company’s debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of the Company’s common stock have no pre-emptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the Company’s common stock. The rights, preferences and privileges of the holders of the Company’s common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that the Company may designate in the future.

Fully Paid and Nonassessable

All outstanding shares of the Company’s common stock are fully paid and non-assessable.

Annual Stockholder Meetings

The Certificate and Bylaws provide that annual stockholder meetings will be held at a date, place (if any) and time, as exclusively selected by the board of directors. To the extent permitted under applicable law, the Company may but is not obligated to conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of Provisions of the Certificate and Bylaws and DGCL

Some provisions of the DGCL, the Certificate and Bylaws could make the following transactions difficult: (i) acquisition of the Company by means of a tender offer; (ii) acquisition of the Company by means of a proxy contest or otherwise; or (iii) removal of incumbent officers and directors of the Company. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the best interests of the Company, including transactions that might result in a premium over the market price for the Company’s common stock.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board.

Delaware Anti-Takeover Statute

The Company is subject to Section 203 of the DGCL, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock, and a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of the Company’s common stock.

Special Stockholder Meetings

The Bylaws provide that a special meeting of stockholders (1) may be called at any time by the order of a majority of the entire board of directors, the Chairman of the Board, the Chief Executive Officer or the President (in the absence of a chief executive officer), and (2) shall be called by the Secretary upon the written request of the holders of record of at least twenty-five percent (25%) of the outstanding shares of common stock of the Company.

Requirements for Advance Notification of Stockholder Nominations and Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors.

Composition of the Board of Directors; Election and Removal of Directors; Filling Vacancies

The Company’s board of directors consists of one or more directors. In any uncontested elections of directors, a director nominee for the board of directors of the Company will be elected by the plurality of the votes cast with respect to such director at a meeting at which a quorum is present.

In a contested election, a plurality voting standard will apply to director elections. The directors of the Company are elected until the expiration of the term for which they are elected and until their respective successors are duly elected and qualified.

The directors of the Company may be removed by the affirmative vote of at least a majority of the holders of the Company’s then- outstanding common stock. Furthermore, any vacancy on the Company’s board of directors, however occurring, including a vacancy resulting from an increase in the size of the board, may be filled only by a majority vote of the board of directors then in office, even if less than a quorum, or by the sole remaining director.

Amendment of the Certificate and Bylaws

The Certificate may be amended in any manner permitted under the DGCL and the Bylaws may be amended by the holders of at a majority of the voting power of the then outstanding voting stock or by the board of directors.

Limitations of Liability and Indemnification Matters

Each of the Certificate and Bylaws provide that the Company is required to indemnify its directors and officers to the fullest extent permitted by Delaware law. The Bylaws also obligates the Company to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision, from which there is no further right to appeal, that such indemnitee is not entitled to be indemnified for such expenses.

The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Listing on the Nasdaq Capital Market

Shares of Common Stock are listed on the Nasdaq Capital Market under the symbol “RCEL.”

Transfer Agent and Registrar

The transfer agent and registrar for Company’s common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall St., Canton, Massachusetts 02021.